Exhibit 3.1a

CERTIFICATE OF INCORPORATION

OF

INNOVA INTERNATIONAL CORPORATION

First: The name of the corporation (the “Corporation”) is Innova International Corporation. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

Second: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Third: The total number of shares of capital stock that the Corporation has the authority to issue is 11,000,000 shares, consisting of 10,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 1,000,000 shares of Special Preferred Stock, $0.01 par value per share (“Special Preferred Stock”), amounting to an aggregate par value of $110,000.00.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Special Preferred Stock, with or without series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series. In the event that at any time the board of directors shall have established and designated one or more series of Special Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Special Preferred Stock, the remaining authorized shares of Special Preferred Stock shall be deemed to be shares of an undesignated series of Special Preferred Stock until designated by the board of directors as being a part of a series previously established or a new series then being established by the board of directors. Notwithstanding the fixing of the number of shares constituting a particular series, the board of directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Certificate of Designation.

The authority of the board of directors with respect to each series of Special Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series, which number may be increased (but not above the total number of authorized shares of Special Preferred Stock) or decreased (but not below the number of shares of such series then outstanding) from time to time by the board of directors, and the distinctive designation of that series;

(b)	whether any dividends shall be paid on shares of that series, and, if so, the dividend rate on the shares of that series; whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(c)	whether shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;
(d)	whether shares of that series shall be convertible into shares of Common Stock or another security and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;
(e)	whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;
(f)	whether, in the event of purchase or redemption of the shares of that series, any shares of that series shall be restored to the status of authorized but unissued shares or shall have such other status as shall be set forth in the Certificate of Designation;
(g)	the rights of the shares of that series in the event of the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of shares of that series to payment in any such event;
(h)	whether the shares of that series shall carry any preemptive right in or preemptive right to subscribe to any additional shares of Special Preferred Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Corporation, or options or warrants carrying rights to purchase such shares or securities; and
(i)	any other powers, designations, preferences and relative, participating, optional or other rights, or qualifications, limitations or restrictions thereof, of the shares of that series.

Fourth: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a)	Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation.
(b)	Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation.
(c)	Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation.

Fifth: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

Sixth: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Seventh: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article EIGHTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

Eighth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

Ninth: The name of the sole incorporator of the Corporation is Mark L. Johnson, and his mailing address is Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts 02109.

IN WITNESS WHEREOF, I have hereunto set my hand as of September 28, 1994.

/s/ Mark L. Johnson
Mark L. Johnson, Sole Incorporator

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